Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	July 21, 2011
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS RECORD REVENUES AND EARNINGS

FOR THE SECOND QUARTER AND SIX MONTHS

ENDED JUNE 30, 2011

Revenues Up 22% for the Quarter

Core Business Up 12% for the Quarter

Income from Operations Up 24% for the Quarter

Gross Margins Up 330 Basis Points for the Quarter

Completed $92 Million Equity Offering

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy, today announced record revenues of $91.2 million for the quarter ended June 30, 2011, an increase of 22% over revenues of $75.0 million for the quarter ended June 30, 2010.  Revenues for the six-month period ended June 30, 2011 were a record $177.9 million, compared with $142.4 million for the corresponding period in 2010, a gain of 25%.  Merit’s core business grew 12% and 15%, respectively, for the three- and six-month periods ended June 30, 2011.

Merit’s non-GAAP net income for the quarter ended June 30, 2011, adjusted to eliminate non-recurring costs attributable to Merit’s acquisition of BioSphere Medical, Inc., and amortization of intangible assets, was a record $7.9 million, or $0.21 per share, compared to $6.9 million, or $0.19 per share, for the quarter ended June 30, 2010.  Amortization of intangibles was $1.5 million before tax.  The non-recurring acquisition costs, attributable to the BioSphere acquisition include legal, accounting and stepped-up inventory costs of $143,000, before tax, for the quarter ended June 30, 2011.

Merit’s non-GAAP net income for the six months ended June 30, 2011, adjusted to eliminate the non-recurring costs referenced above, was up 30% to a record $15.8 million, or $0.43 per share, compared to $12.2 million, or $0.34 per share, for the corresponding period of 2010.

GAAP net income for the quarter ended June 30, 2011 was up 21%, a record $6.9 million, or $0.18 per share, compared to $5.7 million, or $0.16 per share, for the comparable quarter of 2010.

GAAP net income for the six-month period ended June 30, 2011 was a record $13.5 million, or $0.37 per share, compared to $10.2 million, or $0.29 per share, for the corresponding period of 2010.

“Over the years, Merit has invested in international infrastructure as well as various business units,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “Those investments are paying off and propelling strong growth, despite a slowdown of procedures in the United States.  Specifically, our sales growth in China, as well as our European and worldwide dealers, are driving growth.  We will start sales efforts in our new Hong Kong office over the next 30 days where Merit’s entire line of products will be available for sale.”

“Sales in our Endotek division increased by 49% in the second quarter of 2011, compared to the same period last year,” Lampropoulos continued.  “Sensor Systems’ sales grew by 33% for the second quarter of 2011, compared to the same period last year.  Our direct sales in Europe grew at 37% for the second quarter of 2011, compared to the same period last year.  All in all, we are pleased with the momentum of our business and the enthusiasm for a number of new products we plan to introduce in the future.”

In the second quarter of 2011, compared to the second quarter of 2010, sales in Merit’s Endotek division increased 37%; stand-alone device sales rose 16%; catheter sales grew 13%; custom kit and tray sales increased 12%; and inflation device sales rose 4%.  Excluding lower sales to an OEM customer, inflation device sales were up 10%.

For the six-month period ended June 30, 2011, compared to the six months ended June 30, 2010, Endotek sales increased 23%; catheter sales grew 17%; stand-alone device sales rose 16%; custom kit and tray sales increased 14%; and inflation device sales grew 11%.  Excluding decreased sales to the OEM customer referenced above, inflation device sales were up 14%.

Gross margin for the second quarter of 2011 was 46.6% of sales, up 330 basis points, compared to 43.3% of sales for the second quarter of 2010.  Gross margin for the six-month period ended June 30, 2011 was 46.2% of sales, up 340 basis points, compared to 42.8% of sales for the corresponding period of 2010.  The improvement in gross margin for both periods was due primarily to the addition of the higher-margin BioSphere product sales and higher prices and unit sales through Merit’s distribution system in China.  Gross margin for the second quarter of 2011 improved 70 basis points sequentially compared to gross margin of 45.9% of sales for the first quarter of 2011.

Selling, general and administrative expenses for the second quarter of 2011 were 28.7% of sales, compared to 26.6% of sales for the second quarter of 2010.  For the six-month period ended June 30, 2011, selling, general and administrative expenses were 28.5% of sales, compared with 27.4% of sales for the first six months of 2010.  The increase for both periods can be attributed primarily to the addition of sales and marketing employees, trade shows, commissions and the amortization of intangibles relating to the BioSphere business and starting up our Chinese distribution system.

Research and development costs during the second quarter of 2011 were 6.0% of sales, compared to 5.0% of sales for the second quarter of 2010.  Research and development costs were 5.9% of sales for the first six months of 2011, compared to 4.8% of sales for the corresponding period of 2010.  The increase in research and development costs for both periods can be attributed primarily to the BioSphere HiQuality clinical trial as well as Endotek stent development.

Merit’s effective tax rate for the second quarter of 2011 was 35.3%, compared with 35.3% for the second quarter of 2010.  For the six-month period ended June 30, 2011, Merit’s effective tax rate was 33.8%, compared to 32.6% for the same period of 2010.  The higher tax rate for the six months ended June 30, 2011 was due primarily to increased profits from our U.S. operations, which are taxed at a higher rate than our foreign operations, primarily Ireland.

On June 22, 2011, Merit completed its first equity offering since 1992 of 5,520,000 shares of common stock and received net proceeds of $87.7 million.  The use of proceeds in the short term will be used to pay down debt and eliminate interest costs.  In the longer term, it will be invested in capacity and expansion, new products and other business development opportunities.

CONFERENCE CALL

Merit invites all interested parties to participate in its conference call today, July 21st, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The domestic phone number is 877-941-8631, and the international number is 480-629-9819.  A live webcast as well as a rebroadcast of the call can be accessed at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

INCOME STATEMENT

(Unaudited, in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

SALES	$91,249	$74,948	$177,880	$142,380

COST OF SALES	48,765	42,490	95,611	81,487

GROSS PROFIT	42,484	32,458	82,269	60,893

OPERATING EXPENSES
Selling, general and administrative	26,175	19,939	50,766	38,971
Research and development	5,462	3,742	10,446	6,799
Total	31,637	23,681	61,212	45,770

INCOME FROM OPERATIONS	10,847	8,777	21,057	15,123

OTHER INCOME (EXPENSE)
Interest income	14	12	16	20
Interest (expense)	(311)	(15)	(736)	(50)
Other income	68	65	79	76
Total other income (expense) - net	(229)	62	(641)	46

INCOME BEFORE INCOME TAX EXPENSE	10,618	8,839	20,416	15,169

INCOME TAX EXPENSE	3,746	3,124	6,905	4,946

NET INCOME	$6,872	$5,715	$13,511	$10,223

EARNINGS PER SHARE-
Basic	$0.19	$0.16	$0.37	$0.29

Diluted	$0.18	$0.16	$0.37	$0.29

AVERAGE COMMON SHARES-
Basic	36,804	35,243	36,199	35,230

Diluted	37,677	35,911	36,966	35,925

Although Merit’s financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit’s management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit’s ongoing operations and can be useful for period-over-period comparisons of such operations.  The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three and six-month periods ended June 30, 2011 and 2010.  Investors should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP.  These non-GAAP financial measures exclude some, but not all, items that affect net income.  Additionally, these calculations may not be comparable with similarly titled measures of other companies.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Non-GAAP ADJUSTMENTS
GAAP net income	$6,872	$5,715	$13,511	$10,223

Acquisition costs - (a)	20	1,124	86	1,145
Fair value write-up of acquired inventory sold - (b)	123		527
Long-term asset impairment charges - (c)	3	197	17	243
Legal settlement				477
Amortization of intangible assets	1,452	663	3,060	1,332
Income tax effect of reconciling items - (d)	(607)	(754)	(1,402)	(1,215)

Non-GAAP net income	$7,863	$6,945	$15,799	$12,205

Non-GAAP net income per share	$0.21	$0.19	$0.43	$0.34

Diluted shares used to compute Non-GAAP net income per share:	37,677	35,911	36,966	35,925

The Company did not adjust the non-GAAP income for stock-based compensation expense of $311,000 and $302,000, for three months ended June 30, 2011 and 2010, respectively, and $646,000 and $606,000 for the six months ended June 30, 2011 and 2010, respectively.

(a)   Acquisition costs related to Merit’s acquisition of BioSphere.

(b)   Increase in cost of goods sold related to the mark-up of finished goods associated with Merit’s acquisition of BioSphere.

(c)   Amounts represent patents and trademarks and construction work-in-progress equipment abandoned.

(d)   To reflect an estimated annual effective tax rate of 38% on a Non-GAAP basis.

BALANCE SHEET

(Unaudited in thousands)

	June 30,	December 31,
	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$63,009	$3,735
Trade receivables, net	41,889	37,362
Employee receivables	154	110
Other receivables	1,248	1,242
Inventories	62,724	60,597
Prepaid expenses and other assets	4,429	2,541
Deferred income tax assets	4,653	4,647
Income tax refunds receivable	461	2,067
Total Current Assets	178,567	112,301

Property and equipment, net	146,753	128,055
Other intangibles, net	61,335	57,184
Goodwill	58,659	58,675
Other assets	8,603	9,125
Deferred income tax assets	4,296	4,140
Total Assets	$458,213	$369,480

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	19,120	20,092
Accrued expenses	19,642	18,890
Advances from employees	183	307
Income taxes payable	1,019	887
Total Current Liabilities	39,964	40,176

Deferred income tax liabilities	1,530	1,267
Liabilities related to unrecognized tax benefits	3,527	3,527
Deferred compensation payable	4,668	4,258
Deferred credits	1,709	1,763
Long-term debt	55,000	81,538
Other long-term obligation	5,503	1,336
Total Liabilities	111,901	133,865

Stockholders’ Equity
Common stock	164,443	67,091
Retained earnings	181,175	167,664
Accumulated other comprehensive income	694	860
Total stockholders’ equity	346,212	235,615
Total Liabilities and Stockholders’ Equity	$458,213	$369,480

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 130 individuals. Merit employs approximately 2,300 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Copenhagen, Denmark; and Rockland, Massachusetts.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit’s forecasted revenues, net income and other financial results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2010. Such risks and uncertainties include risks relating to product recalls and product liability claims; potential restrictions on Merit’s liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; the potential of fines, penalties, or other adverse consequences if Merit’s employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; expenditures relating to research, development, testing and regulatory approval or clearance of Merit’s products and the risk that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit’s suppliers, or failure of such suppliers to perform; Merit’s potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future acquisitions, including the Biosphere acquisition; fluctuations in Euro and GBP exchange rates; Merit’s need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s existing products obsolete; market acceptance of new products; volatility in the market price of Merit’s common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2010 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results.

Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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